UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MELLON FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is an email scheduled to be sent on March 14, 2005 to employee participants in the Mellon Financial Corporation 401(k) Retirement Savings Plan and/or the Mellon Financial Corporation Employee Stock Purchase Plan.

Subject: Your Mellon Shareholder Voting Material - IMPORTANT!

Dear Mellon Shareholder,

You are receiving this e-mail because as of February 11, 2005, you held Mellon Financial Corporation (“Mellon”) Common Stock (“Stock”) in either or both of the Mellon 401(k) Retirement Savings Plan (“401(k)”) or the Employee Stock Purchase Plan (“ESPP”). The 401(k) and the ESPP together are referred to as the “Plans”.

As a holder of Stock in the Plans, you are entitled to direct the voting of your shares. It is important that we obtain votes from each of our shareholders, so please provide your voting instructions now.

Your voting instructions must be received by 5 p.m. Eastern Daylight Time on April 13, in order to be counted.

The voting process is quick and easy- either click on the following link to the Internet voting site (which also contains Mellon’s 2004 Summary Annual Report, 2004 Financial Annual Report and 2005 Proxy materials), or call the telephone number below to access the telephone voting site. Please have the unique control number provided below handy- you’ll need it to enter your voting instructions.

YOUR CONTROL NUMBER IS:

INTERNET: To view the Financial and Summary Annual Reports and Proxy materials and vote by Internet, connect to the secure electronic voting site at https://www.proxyvotenow.com/mel and follow the prompts.

TELEPHONE: To vote by telephone, please call 1 (888) 216-1294 and follow the prompts.

If you prefer to vote by hard copy, please call 1 (866) 252-6890 and follow the prompts. You will be mailed a hard copy voting card, the Summary and Financial Annual Reports and the Proxy materials, together with a postage paid return envelope. (You will need your control number to enter such a request). Be sure to allow adequate mailing time because your vote must be received by April 13 to be counted. Also, you may view the Summary and Financial Annual Reports and Proxy materials without going to the electronic voting site by visiting www.mellon.com/annual. If you would like to receive a hard copy of the Annual Reports or Proxy materials (without a voting card), you may request them by visiting www.melloninvestor.com or calling Mellon Investor Services at 1 (800) 205-7699 within the United States or (201) 329-8660 outside the United States, or Telecommunication Device for the Deaf (TDD) lines: 1 (800) 231-5469 within the United States or 201-329-8354 outside the United States.

When you vote, you will be directing the vote of all shares of Stock held in your account in each of the Plans in which you participate. By properly submitting your voting instructions, you authorize Mellon Bank, N.A., as trustee (the “Trustee”) of the 401(k), and Mellon Investor Services, as administrator of the ESPP, to vote all shares held in your accounts for the Plans as you direct. Such shares will be voted at Mellon’s Annual Meeting of Shareholders, which will be held on Tuesday, April 19, 2005, and at any adjournment thereof. Your voting instructions are submitted directly to an independent proxy tabulator, who is obligated to hold them in confidence and not to reveal your individual votes to any person, including Mellon, except as may be required by law.

If you properly provide instructions by telephone or Internet as described in this e-mail, or if you properly submit a hard copy voting card, your shares will be voted according to your instructions. You must provide voting instructions as to each proposition on the ballot in order for your Internet or telephone voting instructions to be effective.

If you do not properly provide ANY voting instructions, then (1) for shares held in the ESPP, no vote will be recorded and (2) for shares held in the 401(k), the Trustee will vote your shares “FOR”, “AGAINST” OR “ABSTAIN” in the same proportions as it votes the shares for which properly conveyed instructions are timely received. Consequently, a failure to provide instructions is not equivalent to voting “FOR”, “AGAINST” OR “ABSTAIN” with respect to any propositions on the ballot.

Your vote is important.

Thank you.